Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

April 15, 2022

ArcLight Clean Transition Corp. II

200 Clarendon Street, 55th Floor

Boston, Massachusetts 02116

Ladies and Gentlemen:

We have acted as special legal counsel to ArcLight Clean Transition Corp. II, a Cayman Islands exempted company (“ArcLight”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 8, 2022, as amended and supplemented through the date hereof pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as the “Registration Statement”), relating to the Business Combination Agreement, dated December 2, 2021 (as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ArcLight, Opal HoldCo LLC, a Delaware limited liability company (“Opal HoldCo”) and Opal Fuels LLC, a Delaware limited liability company (“Opal Fuels”). In connection with and immediately prior to the consummation of the business combination contemplated by the Business Combination Agreement (the “Business Combination”), ArcLight will change its jurisdiction of incorporation to Delaware (the “Domestication”) pursuant to Part XII of the Companies Law (Revised) of the Cayman Islands and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication simultaneously with a certificate of incorporation, in each case in respect of ArcLight with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Domestication is subject to the approval of the shareholders of ArcLight. We refer herein to ArcLight following effectiveness of the Domestication as “Opal Fuels Inc.” (“New Opal”).

On the effective date of the Domestication, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of ArcLight will be converted, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of common stock, par value $0.0001 per share, of New Opal (the “New Opal Common Stock”); (ii) each issued and outstanding warrant of ArcLight to purchase Class A ordinary shares of ArcLight (the “Warrants”) will automatically represent the right to purchase one share of New Opal Common Stock at an exercise price of $11.50 per share of New Opal Common Stock on the terms and conditions set forth in the Warrant Agreement, dated as of March 22, 2021, as the same may be amended from time to time, between ArcLight and Continental Stock Transfer & Trust Company (the “Warrant Agreement”); (iii) each issued and outstanding unit of ArcLight (the “Units”) that has not been previously separated into the underlying Class A ordinary share and underlying Warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New Opal Common Stock and one-fifth of one Warrant to acquire one share of New Opal Common Stock; and (iv) the governing documents of ArcLight will be amended and restated and become the certificate of incorporation and the bylaws of New Opal as described in the Registration Statement.

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ArcLight Clean Transition Corp. II

April 15, 2022

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of (i) 69,788,425 of New Opal Common Stock, representing (a)27,500,000 Class A ordinary shares underlying Units, (b) 3,616,305 Class A ordinary shares underlying Units issued pursuant to the partial exercise by the underwriters of their over-allotment option in connection with ArcLight’s initial public offering and (c) 7,779,076 Class B ordinary shares, (ii) 15,446,522 warrants to purchase shares of New Opal Common Stock (the “New Opal Warrants”) representing (a) 6,223,261 warrants to purchase Class A ordinary shares underlying units issued in ArcLight’s initial public offering (“Public Warrants”) and (b) 9,223,261 warrants to purchase Class A ordinary shares underlying units issued in a private placement simultaneously with the closing of ArcLight’s initial public offering (“Private Placement Warrants”) and (iii) 15,446,522 shares of New Opal Common Stock to be issued upon exercise of the Warrants (the “Warrant Shares”).

In connection with the preparation of this opinion, we have, among other things, read:

(a)	a copy of the Business Combination Agreement, filed as Exhibit 2.1 (Annex A) to the Registration Statement;

(b)	the Registration Statement;

(c)	the form of proposed certificate of incorporation of New Opal, to be filed with the Delaware Secretary of State (the “Certificate of Incorporation”), in the form filed as Exhibit 3.2 (Annex C) to the Registration Statement;

(d)	the form of proposed Bylaws of New Opal, to be adopted by New Opal in connection with the Domestication (the “Bylaws”), in the form filed as Exhibit 3.3 (Annex D) to the Registration Statement;

(e)	the form of proposed certificate of corporate domestication of ArcLight, to be filed with the Secretary of State of the State of Delaware (the “Certificate of Domestication”), in the form filed as Exhibit 4.5 to the Registration Statement;

ArcLight Clean Transition Corp. II

April 15, 2022

(f)	a copy of the Warrant Agreement, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by ArcLight on March 22, 2021;

(g)	a copy of the specimen warrant certificate, filed as Exhibit 4.3 to the Form S-1 filed by ArcLight on March 8, 2021;

(h)	a copy of the specimen unit certificate, filed as Exhibit 4.1 to the Form S-1 filed by ArcLight on March 8, 2021; and

(i)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than ArcLight. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of ArcLight and others as to factual matters.

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion, we advise you that:

1.	Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the issued and outstanding Class A ordinary shares will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of New Opal Common Stock.

2.	Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the issued and outstanding Class B ordinary shares will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of New Opal Common Stock.

ArcLight Clean Transition Corp. II

April 15, 2022

3.	Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the issued and outstanding Warrants will automatically convert by operation of law, on a one-for-one basis, into New Opal Warrants, and such New Opal Warrants will be a valid and binding obligation of New Opal, enforceable against New Opal in accordance with their terms under the laws of the State of New York.

4.	Upon (i) the effectiveness of the Domestication, (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State and (iii) the cancellation of each issued and outstanding Unit that has not been previously separated into the underlying Class A ordinary share and underlying Warrant upon the request of the holder thereof, each underlying Class A ordinary share will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of New Opal Common Stock and each underlying one-fifth of one Warrant will be a valid and binding obligation of New Opal, enforceable against New Opal in accordance with its terms under the laws of the State of New York.

5.	Upon (i) the effectiveness of the Domestication, (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State and (iii) the exercise by the holders of New Opal Warrants and the payment of the exercise price for the Warrant Shares pursuant to the Warrant Agreement, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York and the DGCL. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the securities described herein.

ArcLight Clean Transition Corp. II

April 15, 2022

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York or the DGCL be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ KIRKLAND & ELLIS LLP